Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Pre-effective Amendment #1 to the Registration Statement on Form S-1 of Commonwealth Income & Growth Fund VII of our report dated June 3, 2008, except Note B, Cash, which is dated February 25, 2009, relating to the February 29, 2008 financial statement of Commonwealth Income & Growth Fund, Inc., which appears in the Prospectus, which is a part of this Pre-effective Amendment #1 to the Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ ASHER & COMPANY, Ltd.

Philadelphia, Pennsylvania
February 26, 2009